Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trinity Place Holdings Inc.

Secaucus, New Jersey

We hereby consent to the incorporation by reference in the prospectus constituting a part of this registration statement of our report dated May 31, 2013, relating to the consolidated financial statements and schedule of Trinity Place Holdings Inc., which are incorporated by reference in that prospectus, and of our report dated May 31, 2013, relating to the schedule, which is contained in Part II of the registration statement.

We also consent to the reference to us under the caption “Experts” in the prospectus.

BDO USA, LLP

/s/ BDO USA, LLP

New York, New York
January 15, 2014